Exhibit 10.8

13520 Evening Creek Dr. North, Suite 130, San Diego, CA  92128
main: 858.391.3400  fax: 858.486.3352

                                                                    [LOGO]
                                                                 WORLD WASTE
                                                              TECHNOLOGIES, INC.

April 28, 2005

Mr. John Pimentel
168 East Creek Drive
Menlo Park, CA. 94025

Dear John:

World Waste Technologies, Inc. (the "Company") desires to engage John Pimentel ("Pimentel") as its Advisor with respect to various matters involving the business of the Company (the "Advisory Services"). We look forward to working with you, and have set forth below the agreed upon terms of this Agreement.

1.    Scope of Engagement

      As discussed, Pimentel will undertake certain advisory services on behalf of the Company, including:

      (a) Providing strategic advice and analysis on business development, capital markets, and corporate strategy issues.

      (b) Providing introductions to potential strategic partners, customers, management and board members, and other value-added relationships. Preparing information and presentations for use by the Company and representing the Company when appropriate.

      (c) Any information prepared by Pimentel under this section shall be reviewed and approved by the Company in advance of its dissemination. The accuracy of all such information shall be the responsibility of the Company.

2.    Fees and Expenses.

      For services provided hereunder, the Company will pay to Pimentel the following:

      (a) A monthly advisory fee (the "Monthly Fee") in the amount of $15,000 per month. The Monthly Fee shall be paid by bank transfer to the account of Pimentel on the first day of each month. The Monthly Fee amount shall continue to be paid by the Company for as long as Pimentel provides assistance and advisory services to the company (the "Advisory Services") and will only discontinue at the end of the term (December 31, 2007), as described in Section 6.

      (b) Pimentel's actual and reasonable expenses shall be reimbursed by the Company. Any individual expense over $1,000 shall be pre-approved by the Company. Total monthly expenses shall not exceed $2,000 without prior approval by the Company.

3.    Use of Information.

      The Company recognizes and confirms that Pimentel, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Pimentel does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company warrants to Pimentel that to the best if its knowledge all information concerning the Company furnished to Pimentel in connection with the Advisory Services will be true and accurate in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make statements therein not misleading in the light of the circumstances under which such statements are made. The Company agrees to furnish or cause to be furnished to Pimentel all necessary or appropriate information for use in your engagement and the Company agrees that any information or advice rendered by Pimentel or any of his affiliates or representatives in connection with this engagement is for the confidential use of the Company

4.    Certain Acknowledgements.

      The Company acknowledges that Pimentel has been retained by the Company, and that the Company's engagement of Pimentel is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Pimentel or our affiliates or their respective directors, officers, agents and employees.

      The Company also acknowledges that Pimentel may also be a significant shareholder or retained advisor to entities that merge with the Company, or who may otherwise do business with the Company, and Pimentel may make investments in or act as advisor to companies that later become strategic partners or customers of the Company. Pimentel shall disclose to the Company in advance of any potential or actual conflicts of interest Pimentel has or may have in connection with any party to any transaction which may be contemplated by this agreement.

      The Company acknowledges that Pimentel may, from time to time, effect transactions for his own account or the account of his clients; and may hold positions in securities of other companies, which may become a lender or investor for the purpose of this agreement. Pimentel shall not by this agreement be prevented or barred from rendering services of the same or similar nature as herein described, or services of any nature whatsoever for, or on behalf of, other persons, firms, or corporations unless said proposed client is a direct competitor to the Company.

      The Company also acknowledges Pimentel's Advisory Services do not include the rendering of any legal services or opinions or the performance of any work that is in the ordinary purview of a Certified Public Accountant. All final decisions with respect to consulting, advice, and services rendered by Pimentel to the Company shall rest with the Company, and Pimentel shall not have the authority to bind the Company to any obligation or commitment other than those enumerated herein.

5.    Indemnity.

      Pimentel and the Company have entered into a separate letter agreement (Exhibit A), dated the date hereof, providing for the indemnification of Pimentel by the Company in connection with Pimentel's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6.    Term of Engagement.

      Pimentel's engagement shall commence on the date hereof and shall continue until December 31, 2007 and thereafter shall be automatically extended for one-year periods on each anniversary date, unless terminated by either party prior to each respective extension period or otherwise extended. The Company may terminate this agreement at any time; but, shall pay the monthly fee through December 31, 2007 provided, however, that no such termination will affect the matters set out in this section or sections 2, 3, 4, 5, or 8, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, Pimentel shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

7.    Board Participation Rights.

      For the term of this Agreement Pimentel shall be nominated to be a Director of the Company and shall have the right to attend all of the Company's board meetings with equal advance notice as all other board members are given and shall have access to Company information equal to the access granted to all other board members if elected to the board.

8.    Miscellaneous.

      This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company, Pimentel and their respective successors and assigns. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Pimentel without the prior written consent of the Company.

      The Company and Pimentel agree to submit all disputes, actions, proceedings or counterclaims brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by Pimentel hereunder to binding arbitration in accordance with the rules of procedure according to the Judicial Arbitration and Mediation Service (JAMS). The Parties will select an arbiter and shall divide the cost of arbitration between them, and each party shall pay its own attorney's fees. The Company and Pimentel also hereby submit to the jurisdiction of the courts of the State of California, San Diego County in any proceeding arising out of an arbitration proceeding or judgment relating to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. The provisions of this Agreement relating to the payment of fees and expenses, confidentiality and accuracy of information, indemnification and Pimentel's status as an independent contractor shall survive any termination of this Agreement. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable provisions were deleted.

We are pleased to offer this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                WORLD WASTE TECHNOLOGIES, INC.

                                By: ____________________________________________
                                    Thomas L. Collins, CEO

                                Date: __________________________________________

Accepted and agreed to as of the date set forth above:

By: ______________________________
       John Pimentel

Date: ____________________________

Exhibit A

                            INDEMNIFICATION AGREEMENT

In  consideration  for the  agreement of John  Pimentel  ("Pimentel")  to act on behalf of World Waste Technologies, Inc. (the "Company") pursuant to the attached Engagement Letter dated as of April 28, 2005, the Company agrees (the "Indemnitor") to indemnify and hold harmless Pimentel, its affiliates, and each of their respective directors, officers, agents, shareholders, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Pimentel and each such other person or entity are hereinafter referred to as an "Indemnified Person"), to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred (including reasonable legal fees and other expenses as incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Indemnitor's consent) and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to the Engagement Letter.

The Indemnitor will not, however, be responsible under the foregoing provisions with respect to any Losses to an Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to his gross negligence, bad faith or willful misconduct. If multiple claims are brought against Pimentel in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. No indemnified Party shall settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Indemnitor. No expenses shall be forwarded to any Indemnified Party unless such party agrees in writing to reimburse the Indemnitor for such forwarded expenses in the event it is determined that such Indemnified Party was not entitled to indemnification hereunder.

      If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Indemnitor shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Indemnitor on the other hand in connection with the transaction; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of any fees actually received by Pimentel pursuant to the Engagement Letter. The relative fault of each Indemnified Person and the Indemnitor shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Indemnitor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action to omission to act.

      The Indemnitor also agrees that no Indemnified Person shall have any liability to the Indemnitor or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Engagement Letter, except Losses incurred by the Indemnitor which a court of competent jurisdiction shall have determined by a final judgement to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall Company or Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. The Indemnitor agrees that without Pimentel's prior written consent (which consent shall not be unreasonably withheld) it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Engagement Letter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

The obligations of the Indemnitor referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Indemnitor. It is understood that these obligations of the Indemnitor will remain operative regardless of any termination or completion of Pimentel's services.

John Pimentel:  ____________________________________________     Date: _________

World Waste Technologies, Inc.: ____________________________     Date: _________